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                                                                    EXHIBIT 99.1

                  QUIDEL CORPORATION TO ACQUIRE LITMUS CONCEPTS

 ACQUISITION WILL PROVIDE IMMEDIATE AND LONG TERM GROWTH FOR PRODUCT PORTFOLIO

     SAN DIEGO, Oct. 31 /PRNewswire/ -- Quidel Corporation (Nasdaq: QDEL) announced today that the Company has signed a definitive agreement to acquire Litmus Concepts, Inc., (Santa Clara, CA), a privately held in vitro diagnostics company focused on the development and manufacture of unique diagnostic products for women's health. The merger will provide Quidel with two marketed products and several patented, rapid diagnostic, technology platforms that are expected to expand Quidel's position in both the professional and consumer diagnostics markets. The technology should also allow Quidel to revamp some of its existing product portfolio. Quidel will issue approximately 3.25 million shares of common stock to acquire Litmus.

     INNOVATIVE TECHNOLOGY PLATFORM

     Litmus' proprietary, multi-layered film technology, enables production of highly adaptable, multi-analyte, disposable tests that are the size and shape of a credit card and produce easily-read results within minutes. This technology provides state of the art diagnostic methods supported by a highly automated, flexible, rapid throughput manufacturing system, which can produce a wide variety of tests with high hourly yields. Nineteen issued patents are resident at Litmus and nine specifically surround the technology used in the women's health products. This intellectual property is expected to significantly enhance Quidel's competitive position for the future. "The acquisition of Litmus Concepts is a key strategic initiative for Quidel. We believe that the combination of Quidel's immunoassay expertise and market presence, coupled with this highly adaptable and enabling technology platform, will give us a unique competitive advantage in the point of care, diagnostics market," said Andre de Bruin, President and CEO of Quidel Corporation. "Integrating this technology platform into Quidel's current product portfolio will enable the Company to reduce operating costs and improve manufacturing capabilities. Perhaps even more exciting are the broad-reaching capabilities of the technology and planned product pipeline which will greatly expand Quidel's product offerings."

     STRATEGIC POSITION IN WOMEN'S HEALTH

     In addition to the multi-layered film technology platform itself, Litmus currently has two globally marketed diagnostic products that employ this proven technology for the clinical evaluation and detection of bacterial


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vaginosis (BV). Bacterial vaginosis is a disease of emerging importance which affects millions of women worldwide and can lead to serious health complications such as pre-term birth, severe infections and, in some cases, an increased susceptibility to other pathogens including HIV, according to the U.S. Centers for Disease Control and Prevention. Litmus has additional diagnostic products in development that will further expand the portfolio of tests available to physicians. Since these tests are easy to perform and their results are easy to interpret, similar tests may be developed for at-home testing.

     "This acquisition strengthens our leadership position in women's healthcare as it provides the Company with two distinct diagnostic products that are synergistic with our current women's health product portfolio. The platform's adaptability and other unique features also provide Quidel with out-licensing possibilities for broader diagnostic applications in human health," commented Mr. de Bruin.

     Additionally, Paul J. Lawrence, Ph.D., Co-Founder and Chief Technology Officer of Litmus and inventor of the Litmus platform technology, will be appointed Chief Technology Officer of Quidel where he will be responsible for future technology development and will help oversee product development.

     "We're delighted to welcome Dr. Lawrence to Quidel as he brings world-class diagnostic enzymology and manufacturing expertise to the Company," continued Mr. de Bruin. "His expertise will prove invaluable to the process of converting some of our current products to this new technology platform and in expanding its application to new diagnostic opportunities for Quidel."

     The transaction is subject to customary closing conditions and the issuance of unregistered Quidel common stock following the proxy solicitation of Litmus stockholders. During the interim period, which is expected to take approximately 30 days, Quidel will provide management services and working capital under a separate agreement.

     Litmus Concepts has commercialized a technologically advanced method for producing rapid diagnostics, yielding products with valuable marketing characteristics and new diagnostic applications. Litmus conducts all activities from its headquarters in Santa Clara, CA.

     Quidel Corporation discovers, develops, manufactures and markets point-of-care, rapid diagnostic tests for detection of medical conditions and illnesses. These products provide accurate, rapid cost-effective diagnostic information for acute and chronic conditions that affect women's health throughout the phases of their lives, including reproductive status, pregnancy management and osteoporosis. Quidel also provides point-of-care diagnostics for infectious diseases, including influenza A and B, strep throat, H. pylori infection, Chlamydia and infectious mononucleosis. Quidel's products are sold to healthcare professionals for use in physicians' offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label, store brand products. These tests provide diagnostic


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information to enable rapid treatment and improve health outcomes, lower costs, and increase patient satisfaction.

     This press release contains forward-looking statements regarding Quidel's future activities within the meaning of the federal securities laws. These forward-looking statements involve material risks and uncertainties. Many possible factors could affect the future results and performance of Quidel's products, such that actual results and performance may differ materially. If Quidel's products fail to perform as expected, or if there is lower consumer demand for these products than expected, Quidel's financial condition and operating results may be materially and adversely affected. Quidel's financial condition and operating results may also be materially and adversely affected by a number of other factors, including, without limitation, seasonality, adverse changes in competitive and economic conditions, actions by the Company's distributors, manufacturing and production delays or difficulties and adverse actions or delays in product reviews by the FDA. Please see the discussion of these and other factors in Quidel's annual reports on Form 10-K and subsequent quarterly reports on Form 10-Q. For more information, please visit Quidel's web site at http://www.quidel.com.

     Contact: Charles J. Cashion, Chief Financial Officer of Quidel Corporation, 858-552-7962; or Antoinette Ongg of Noonan/Russo Communications, 212-696-4455, ext. 242, for Quidel Corporation.

SOURCE  Quidel Corporation


Web site:  http://www.quidel.com